UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

AVAYA INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

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☐	Fee paid previously with preliminary materials.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

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	(4)	Date Filed:

June 11, 2007.

The following Questions & Answers are intended to address frequently asked questions on Avaya’s 401(k), Employee Stock Options, Restricted Stock Unit (RSUs) Awards, and the Employee Stock Purchase Plan (ESPP).

Information on accessing these accounts can be found in Section 5 below.

Before you start — Important Definitions

Vesting Date: This will be the later of two anticipated events:

•      The approval by Avaya’s shareholders of the proposed merger; and

•      The date on which any governmental consents required to complete the merger are obtained.

Closing Date: The date upon which Avaya’s Common Stock is purchased in the merger transaction.

As of June 11, 2007, Avaya has not yet determined the official dates for either of these two separate events.  We will provide further clarification and explanation as soon as possible.

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SECTION 1: 401(k) Avaya Savings Plans:

Q1. Will my years of service continue to be recognized?
A1. Yes, your years of service will be recognized and will not be affected by this transaction.

Q2: What happens to the Avaya stock in my 401(k) Plan?
A2: On the Closing Date (defined above), shares held in the Avaya Stock Fund will be converted into cash.

Q3. What if I am not currently vested in the company contributions?
A3. The transaction will not affect the vesting schedule of the company contributions portion of your 401(k) Plan.  Company contributions will continue to vest after three years of Avaya service.

Q4. Can I change the investment fund of the company contributions in my 401(k) account?
A4. Yes. You may continue to exchange funds within investment choices, including the Avaya Stock Fund, in accordance with plan terms and Avaya’s Stock Trading Policy.

Q5. Will I be able to obtain an early withdrawal or distribution from my 401(k) account as a result of this transaction?

A5. No. This transaction does not trigger early withdrawals or distributions from the Plan.

Q6. If I have an outstanding 401(k) loan, will the conversion of Avaya stock to cash affect my loan?
A6. No. This conversion does not affect outstanding loans in the 401(k) Plans. You will still be required to pay back your loan in accordance with its terms.

Q7.  Where do I submit additional questions regarding my benefits?
A7.   Any questions should be addressed to totalrewardsup@avaya.com

SECTION 2: Avaya Stock Options:

Q8: What will happen to my Avaya Stock Options as a result of this merger?
A8:  All outstanding Stock Options will become vested entirely, on the Vesting Date (defined above.)

Q9: When will my Stock Options become exercisable in my E*Trade account?
A9:  Before the Vesting Date (defined above), your Stock Options will continue to vest in accordance with the terms of the Plan and Option Award Agreements under which they were granted.  Once the Vesting Date (defined above) occurs, they will become exercisable as soon as administratively possible thereafter.

Q10: Do I have to exercise my Stock Options to receive the merger price ($17.50)?
A10: No.  On the Closing Date (defined above), each outstanding Stock Option having an exercise price less than $17.50 per share will automatically receive cash equal to $17.50 minus its exercise price (less applicable taxes, if any).  All other Stock Options will be canceled.  There will be no transaction fee associated with this event, though normal tax rules will apply.

Q11: Can I exercise my Stock Options before the Closing Date?
A11:  Yes.  You may exercise any Avaya stock options which are exercisable in your E*Trade account at any time before the Closing Date (defined above), subject to your compliance with the Avaya Stock Trading Policy.  Your transaction will occur at the then-current market price of Avaya shares on the New York Stock Exchange.  Standard transaction fees and tax rules will apply to your option exercise.

Q12: How do I get the money from my Stock Option exercise?
A12: If you do not exercise your Stock Options before the Closing Date (defined above), the resulting amount (less applicable taxes, if any) will be deposited to your E*Trade account.  There are numerous choices available to you, including having E*Trade deliver the funds to you via personal check or direct bank account deposit.

Q13: Are there any tax implications associated with the exercise of Stock Options?

A13:  Yes, in most countries.  Avaya will withhold the required taxes (if applicable) associated with the exercise of any Stock Options, including the automatic exercise on the Closing Date (defined above).

NOTE: You should consult your personal tax advisor/professional to determine the tax consequences to you.  You may be required to file appropriate documentation with governmental agencies, including (but not limited to) annual income tax filings.

Q14: Do I have to exercise my Stock Options if they are going to expire before the Closing Date?
A14: Yes.  Any Stock Options that are set to expire before the Closing Date (defined above) will expire according to their original terms.  If you wish to exercise them before their expiration date, you may do so  in accordance with Avaya’s Stock Trading Policy.

Q15: What happens to my Stock Options if I leave Avaya?
A15: If you leave Avaya before the Vesting Date (defined above), normal termination provisions apply.  Please consult your original Stock Option Agreement and Plan Documents to determine what will happen to your unvested Stock Options.  Generally, all unvested Stock Options cancel upon termination of employment.  If options are vested, you will have the normal amount of time allowed to exercise those options (generally 90 days from termination).  If your unexercised vested Stock Options are in-the-money and outstanding on the Closing Date (defined above), they will be cashed out per the acquisition transaction. Again, you should consult your original Stock Option Agreement and Plan Documents for more information.

Q16: Is there a blackout on exercising Stock Options?
A16: Avaya’s Stock Trading Policy continues to apply.  Among other things, that policy limits the ability of members of our Board of Directors, vice presidents and persons involved in the preparation of Avaya’s earnings continues to trade in Avaya securities during quarterly “blackout periods.”  Subject to that policy, you may exercise Stock Options and sell shares as usual.

Q17: Where can I get copies of the Stock Plan and Agreements governing my Options?
A17: The stock plans, and your grant agreements governing awards with unvested shares, can be reviewed on Avaya’s Grant Acceptance website, www.equitytool.com/avaya.

SECTION 3: Avaya Restricted Stock Units (RSUs):

NOTE: The vesting of an RSU Award, and the sale of shares received from the vesting of an RSU Award, are each two distinctly separate events.

Q18: What will happen to my RSUs as a result of this merger?
A18:  Prior to the Vesting Date (defined above), your RSUs will continue to vest in accordance with the terms of the Plan and Award Agreements under which they were granted. As a result of this merger transaction, all outstanding RSU Awards that have not vested prior to the Vesting Date will become vested on the Vesting Date.

Q19: When will the shares from my vested RSUs become sellable in my E*Trade account?
A19:  Once they vest, they will be sellable as soon as administratively possible.

Q20: Are there any tax implications to an RSU Award vesting?
A20: Yes.  The vesting of an RSU award is a taxable event.  The taxable gain on the vesting date is equal to the number of shares vesting multiplied by the vesting price (the average of Avaya’s high and low - on the New York Stock Exchange only — on the vesting date).  On the vesting date, Avaya must collect the required taxes (if applicable, depending on your home country).  Collected taxes are also applied to your annual tax reporting, appropriately across appropriate tax types.  The resulting net number of shares will be deposited to your E*Trade Stock Plans Account.

NOTE: You should consult your personal tax advisor/professional to determine the tax consequences to you.  You may be required to file appropriate documentation with governmental agencies, including (but not limited to) annual income tax filings.

Q21: Can I sell the shares from my vested RSUs before the Closing Date?
A21:  Yes.  Once the shares are vested, you may sell any shares resulting from the distribution of any RSU award before the Closing Date (defined above), subject to your compliance with the Avaya Stock Trading Policy.  Your transaction will occur at the then-current market price of Avaya shares on the New York Stock Exchange.  Standard transaction fees and tax rules will apply to your sale.

Q22: What happens if I don’t sell my vested RSU shares before the Closing Date?
A22: On the Closing Date (defined above), any shares of Avaya common stock that you own, whether held in your E*Trade account or not, will be converted to cash at $17.50 per share.  There will be no transaction fee associated with this event, though normal tax rules will apply.

Q23: Are there any tax implications if I sell my RSU shares or if they are purchased from me automatically on the Closing Date?
A23: The sale of shares is not taxed by Avaya upon the sale transaction.  It is up to individuals to determine the price at which the resulting shares were acquired (the vesting price) and declare the resulting sale as necessary with any governmental agencies, including but not limited to annual tax filings where applicable.

NOTE: You should consult your personal tax advisor/professional to determine the tax consequences to you.  You may be required to file appropriate documentation with governmental agencies, including (but not limited to) annual income tax filings.

Q24: Will selling my RSU shares result in any Capital Gains tax?

A24:  Maybe.  If the vesting price of an RSU award is not identical to the sale price, you may be required to declare further gains or losses on the sale transaction.  Please consult a tax professional.  The sale of shares must be properly declared on annual tax filings, where applicable.

Q25: What happens to my RSUs if I leave Avaya before the merger is completed?
A25: If you leave Avaya before the Vesting Date (defined above), normal termination provisions apply.  Please consult your original RSU Award Agreement and Plan Documents to determine what will happen to your unvested RSUs.  Generally, all unvested RSUs cancel upon termination.  If you leave Avaya after the Vesting Date,  any shares in your E*Trade account will be converted into cash at $17.50 per share on the Closing Date (defined above).

Q26: Where can I get copies of the Stock Plan and Agreements governing my RSUs?
A26: The stock plans, and your grant agreements governing awards with unvested shares, can be reviewed on Avaya’s Grant Acceptance website, www.equitytool.com/avaya.

SECTION 4: Employee Stock Purchase Plan (ESPP):

Q27:  What will happen to my ESPP shares?
A27:  Shares purchased through the Avaya ESPP are shares of common stock, and any shares you own on the Closing Date (defined above) will receive the $17.50 per share payment.  There will be no transaction fee associated with this event, though normal tax rules will apply.

Q28:  Can I sell my ESPP shares before the merger becomes effective?
A28:  Yes.  Subject to Avaya’s Stock Trading Policy, you may sell ESPP shares as usual.  Your sale would transact at the then-current price of a share of Avaya common stock on the NYSE and, if sold through Computershare, would be subject to the standard transaction fees of a normal ESPP sale.

Q29:  Will ESPP Purchases continue to be made?
A29:  Yes.  Until further notice, purchases under the ESPP continue to be made.  If in the future Avaya suspends or terminates the plan, any cash amounts remaining in your account will be refunded to you.

Q30: Can I still enroll in the ESPP?
A30:  Yes.  Until further notice, you can continue to enroll in the ESPP.  Please remember that you must be enrolled in the ESPP before the first day of the month of purchase.  For example, you must be enrolled in the ESPP prior to July 1 to participate in the currently scheduled purchase for July 31.  Before enrolling in the ESPP, you should review all information available through the ESPP Web page on the Employee Service Center (ESC) site (Go ESC>Money>Stock Plans>Avaya Employee Stock Purchase Plan).

Q31:  Are there tax implications if my shares are sold from my account?
A31:  Yes.  Normal tax rules apply to the sale of shares from in your ESPP account.  You should consult your personal tax advisor or tax professional to determine the tax consequences to you.

Q32:  What happens if I leave Avaya before the Closing Date?
A32:  If you leave Avaya before the merger is completed and have not instructed Computershare to close your account, any shares of Avaya common stock in your ESPP account at the time of the Closing Date (defined above) automatically will be cashed out at $17.50 per share.

SECTION 5: Accessing your Stock Plans Accounts:

Q33: How do I access my 401(k) account at Fidelity?
A33: Go to www.401k.com.

Q34:  How do I access my E*Trade Stock Plans Account (Stock Options & RSUs)?
A34:  www.etrade.com.

If you have not yet accessed your Avaya Stock Plans account at E*Trade: you will need to activate the account.  You can do this online by visiting www.etrade.com.  Account activation will require you to have Avaya’s ticker symbol (“AV”), an “Authentication Code” (which can be requested online — and will be delivered only to your Avaya email address), and your temporary account ID (which is your Social Security Number for US employees, or your Global ID for Non-US based employees).  Non-US based employees: Your Global ID number is derived from your 8 digit HRID number.  If your HRID starts with “2” then your Global ID is “9 + HRID”; if your HRID starts with “0” then your Global ID is “99 + last 7 digits of HRID”.  Please format the ID as “9XX-XX-XXXX” including dashes.

If you have any trouble accessing your Stock Plans Account at E*Trade, please contact them directly at 800-838-0908 (from within the US) or US +1 650-599-0125 from outside the US.

Q35:  How do I access my ESPP account?
A35:  http://www-us.computershare.com/employees.

If you have any trouble accessing your ESPP Account, please contact Computershare at 1-866-AV-STOCK (prompt 1) from within the US, or at US +1 732 491 0759 from outside the US.

In connection with the proposed Merger, Avaya Inc. (“Avaya”) will file a proxy statement and other documents with the Securities and Exchange Commission (the “SEC”).  INVESTORS AND SECURITYHOLDERS ARE URGED TO READ THE

PROXY STATEMENT REGARDING THE MERGER CAREFULLY IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Avaya’s stockholders and other interested parties will be able to obtain, without charge, a copy of the proxy statement (when available) and other documents filed by Avaya at the SEC’s website at http://www.sec.gov. The proxy statement (when available) and such other documents may also be obtained for free from Avaya by directing such request by mail to Avaya Inc., 211 Mount Airy Road, Basking Ridge, New Jersey 07920, attn: Investor Relations, telephone (908) 953-7501, or from the company’s website, http:www.avaya.com.

Avaya and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from Avaya’s stockholders with respect to the proposed merger.  Information concerning the interests of Avaya’s participants in the solicitation is set forth in the company’s proxy statement for the 2007 Annual Meeting of Stockholders, which was filed with the SEC on December 22, 2006 and information concerning all of Avaya’s participants in the solicitation will be included in the proxy statement relating to the proposed merger when it becomes available. Each of these documents is, or will be, available from the SEC and Avaya as indicated above.